UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, February 9, 2021, 10:30 A.M. Pacific Time

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held virtually by means of remote communication on Tuesday, February 9, 2021, at 10:30 A.M. Pacific Time for the following purposes:

(1)	To elect eleven directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 25, 2021; and

(3)	To transact such other business as may properly come before the Annual Meeting.

In light of the public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Annual Meeting will be held in a virtual meeting format only, which will be conducted online via live webcast.

Stockholders may attend and vote shares electronically at the virtual Annual Meeting and submit questions by following the instructions at www.virtualshareholdermeeting.com/CENT2021.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M. Pacific time, December 11, 2020, will be entitled to vote at the Annual Meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend electronically and participate in this Annual Meeting. A complete list of the Company’s stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for 10 days prior to the Annual Meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Except for those stockholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for the Annual Meeting to stockholders through the Internet. On or about December 23, 2020, the Company mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If a stockholder received a Notice by mail or email, that stockholder will not receive a printed copy of the proxy materials unless such stockholder specifically requests one. Instead, the Notice instructs stockholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2020 (which the Company posted on the Internet on December 23, 2020), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a stockholder received the Notice and would still like to receive a printed copy of the proxy materials, such stockholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Although the Company intends to hold the Annual Meeting virtually by means of remote communication, the Company continues to monitor evolving conditions concerning the continuing outbreak of COVID-19. If there is a significant change in conditions prior to the date of the Annual Meeting, the Company may decide to hold the Annual Meeting in person. If the Company determines such action is warranted, it will announce the decision via a press release on its website, ir.central.com, as soon as practicable and through the filing of additional proxy materials with the U.S. Securities and Exchange Commission. As always, the Company encourages you to vote your shares in advance of the Annual Meeting.

Whether or not you plan to attend the virtual Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the Annual Meeting.

Dated: December 23, 2020

By Order of the Board of Directors

George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders on February 9, 2021 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy were first sent to stockholders on or about December 23, 2020. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 26, 2020) by posting them on the Internet on December 23, 2020. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common stockholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

If a Class B or Common stockholder holds shares in its own name as a stockholder of record, such Class B or Common stockholder may vote shares electronically at the Annual Meeting or by proxy. To vote electronically Class B or Common stockholders should visit www.virtualshareholdermeeting.com/CENT2021. Such stockholders will need the 16-digit control number included on the Notice, on the proxy card or on the instructions that accompanied the proxy materials. To vote by proxy, Class B or Common stockholders should vote in one of the following ways:

•	Via the Internet. Class B or Common stockholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•

By Telephone. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder located in the United States may vote by calling the toll-free number found on the proxy card.

•

By Mail. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common stockholders to vote shares if they attend the virtual Annual Meeting and want to vote electronically—by voting electronically during the virtual Annual Meeting, such Class B or Common stockholders automatically revoke their proxy. Class B or Common stockholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common stockholder votes shares over the telephone, such Class B or Common stockholder must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposal Two) in order for the proxy to be counted on that matter. If a Class B or Common stockholder validly votes shares over the

Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 25, 2021.

If shares are registered in street name, Class B or Common stockholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common stockholder can do this over the telephone or Internet, or if a Class B or Common stockholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common stockholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common stockholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common stockholder would like to revoke its proxy, such Class B or Common stockholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common stockholder wishes to vote electronically at the virtual Annual Meeting, such Class B or Common stockholder must obtain a legal proxy from the broker, bank or other nominee holding the shares.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M. Pacific Time, December 11, 2020, will be entitled to vote at the Annual Meeting.

As of the close of business on December 11, 2020, there were outstanding 11,336,358 shares of Common Stock of the Company, entitled to one vote per share, and 1,612,374 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 41,902,412 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the Annual Meeting.

The holders of not less than a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. In all matters other than the election of directors, the affirmative vote of the majority of such quorum shall be deemed the act of the stockholders. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Votes cast by proxy, in person or electronically at the Annual Meeting will be tabulated by the election inspector appointed for the Annual Meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person, voted electronically or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

In order to reduce printing and postage costs for stockholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will promptly deliver a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors, except for Courtnee Chun and Daniel P. Myers. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

William E. Brown (2)(4)	79	Chairman of the Board of the Company from 1980 until February 2018 and since September 2019 and Chief Executive Officer from 1980 to 2003 and from 2007 until 2013. Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Courtnee Chun	46

Ms. Chun serves as Chief Portfolio Officer for Liberty Media Corporation, Qurate Retail. Inc., Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation and GCI Liberty, having joined Liberty Media in February 2008. Previously, Ms. Chun served as VP Opportunity Development at Level 3, Chief Financial Officer at New Global Telecom and prior to these roles received extensive transaction experience through corporate development work at FirstWorld Communications and investment banking at JP Morgan. Ms. Chun previously was a director of HSN, Inc., Expedia Group, Inc., and LendingTree, Inc.

Ms. Chun has broad based experience in a number of industries including eCommerce, media, technology and direct-to-consumer markets and a strong background in M&A, portfolio management and investor relations.

			N/A

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
Timothy P. Cofer (2)(5)(6)	52

Mr. Cofer has been the Chief Executive Officer of the Company since October 2019. Mr. Cofer has 30 years of experience in the consumer products industry. Most recently, Mr. Cofer served as Executive Vice President and Chief Growth Officer of Mondelēz International from 2016 to 2019. Prior to that role, he held leadership positions with P&L responsibility in many large domestic and international units including: President, Mondelēz Asia Pacific, Middle East Africa from 2013 to 2015, President Kraft Foods Europe from 2011 to 2013, President Kraft Pizza Company 2008 to 2010 and President Oscar Mayer Foods from 2006 to 2007.

Mr. Cofer has an extensive track record of growing consumer products businesses both organically and through acquisitions. He has business leadership experience across general management, corporate strategy, marketing, sales, eCommerce, R&D, innovation, cost discipline and M&A in the consumer products industry.

			2019

Brendan P. Dougher (3)	58	Mr. Dougher, served in executive roles at PricewaterhouseCoopers LLP (“PwC”) for 36 years, including as Managing Partner of the NY Metro Region of PwC from July 2006 until June 2019 and most recently as Managing Partner of the US Cyber Security & Privacy Practice from January 2019 to September 2019. As a former senior executive officer of one of the Big Four audit firms, Mr. Dougher has strong leadership experience in a wide variety of financial matters including reporting, governance, strategy and regulatory matters.	2020

Michael J. Edwards (4)(5)	60	Mr. Edwards was most recently President and Chief Executive Officer of Hanna Andersson, a leading digital-first premium children’s apparel and lifestyle brand through August 2020. He served as Chief Executive Officer of ebags.com, a leading online bag retailer owned by Samsonite, from 2015 to 2017. From 2012 to 2015, Mr. Edwards was the Global Chief Merchandising Officer of Staples, an office supplies retailer. From 2010 to 2011, Mr. Edwards was the President and Chief Executive Officer, and from 2009 to 2010 the Executive Vice President and Chief Merchandising Officer of Borders Group, Inc. Borders Group, Inc. filed a voluntary petition for relief under Chapter 11 of the United States	2017

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Bankruptcy Code on February 16, 2011. Mr. Edwards serves as a member of the board of Drexel University and previously served as a director of Flexsteel Industries, Inc. until 2019.

Mr. Edwards has been a senior executive at a number of major retailers and has significant experience with the transformational impact of eCommerce on consumers, retailers and suppliers.

Michael J. Griffith (1)(4)(6)	63

Mr. Griffith served as Vice Chairman of Activision Blizzard, Inc., a worldwide online, personal computer, console, handheld, and mobile game publisher, from March 2010 to August 2016 and served as President and Chief Executive Officer of Activision Publishing, Inc. (prior to merger with Blizzard Entertainment, Inc.), one of the world’s largest third-party video game publishers from June 2005 to March 2010. Prior thereto, he served in various executive positions at The Procter & Gamble Company, a multinational consumer goods corporation, including as President of the Global Beverage Division, Vice President and General Manager of Coffee Products, and Vice President and General Manager of Fabric & Home Care-Japan and Korea and Fabric & Home Care Strategic Planning-Asia. In addition, Mr. Griffith served as President and Chief Executive Officer of EAT Club, Inc., the largest business-focused online lunch delivery company in the United States, from July 2016 to March 2018. Mr. Griffith is also a director of Dave & Buster’s Entertainment, Inc.

As a former senior executive of one of the leading multinational consumer products companies, Mr. Griffith brings extensive experience leading and managing many aspects of large consumer products companies.

			2019

Christopher T. Metz (5)	55	Mr. Metz has served as director and Chief Executive Officer of Vista Outdoor Inc. since October 2017. Prior to joining Vista Outdoor Inc., Mr. Metz served as President and Chief Executive Officer of Arctic Cat Inc., a manufacturer of all-terrain vehicles, recreational off-road vehicles and snowmobiles, from December 2014 to March 2017. He served as a Managing Director of Sun Capital Partners, Inc., a global private equity firm, from 2005 to July 2014. Prior to joining Sun Capital, Mr. Metz worked for Black & Decker, a manufacturer of power tools, accessories,	2019

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

hardware, home improvement products, and technology based fastening systems, for over 13 years, serving in a variety of capacities, including President of its Hardware and Home Improvement Group from 1999 to 2005.

Mr. Metz has extensive consumer products experience and proven leadership, strategic decision making, and business performance skills and a background in private equity.

Daniel P. Myers	65

Mr. Myers is currently a Senior Fellow at Haslam School of Business. He also currently serves as a Senior Operating Executive for the Carlyle Group. He served as Executive Vice President of the Global Integrated Supply Chain of Mondelēz International from 2012 to 2019. Mr. Myers held the same position at Kraft Foods Inc., the predecessor to Mondelēz International, after joining the company in September 2011. Prior to Kraft Foods, Mr. Myers worked for Procter & Gamble for 33 years, serving in roles across all areas of the supply chain. Most recently, he served as Vice President, Product Supply.

Mr. Myers has strong experience launching new brands and building operations in emerging markets. He has over 25 years’ experience leading major global expansions.

			N/A

Brooks M. Pennington III (2)(4)	66	Chairman from February 2018 to September 2019. Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the boards of several private companies. Mr. Pennington has over 42 years of work experience in the lawn and garden industry, including 12 years as the former Chief Executive Officer of Pennington Seed, Inc.	1998

John R. Ranelli (4)(6)	74	Mr. Ranelli served as the Company’s Chief Executive Officer from February 2013 to May 2016 and as Acting Principal Financial Officer from February 2016 to September 2016. Mr. Ranelli served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, from 2011 until November 2016, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to	2010

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
		2012, Mr. Ranelli was engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, an optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. Mr. Ranelli serves on the Board of OrthoLite Holdings, LLC. He was a member of the Trilantic Capital Partners Advisory Board from 2017 to 2020, and served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

		As a former Chief Executive Officer of the Company and an experienced chief executive officer of consumer products companies and a chairman and director of public and private equity owned companies, Mr. Ranelli has deep knowledge about the Company and extensive experience leading and managing all aspects of mid-sized to large consumer products companies.

Mary Beth Springer (1)(3)(6)	56

Since October 2020, Ms. Springer has served as the Company’s lead independent director. From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President – Strategy and Growth from 2007 until 2009. She was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility. Ms. Springer also serves as an independent director of Nature’s Sunshine Products, Inc., a natural health and wellness company.

As a former senior executive of one of the country’s leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and

			2013

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
branding and many other aspects of the operations of a public consumer products company.

(1)	Member of Compensation Committee.
(2)	Member of Executive Committee
(3)	Member of Audit Committee.
(4)	Member of Investment Committee.
(5)	Member of Digital Technology Committee.
(6)	Member of Talent Capabilities & Succession Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Dougher, Edwards, Griffith, Metz and Ranelli and Mses. Chun and Springer meet the standards of independence established by the NASDAQ.

Board Leadership Structure

Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. Mr. Brown served as Chairman from founding the Company in 1980 until February 2018 and since September 2019, and Mr. Cofer has served as Chief Executive Officer since October 2019. The Board determined that separating the roles was appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our operating strategy and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Brown is not “independent” within the meaning of the NASDAQ listing standards, the Board has selected Ms. Springer, a director who is independent, to serve as the “lead independent director.”

The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	A majority of the Company’s directors are independent.

•

Ms. Springer acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. She also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for the audit and compensation committees require that all of the members of those committees be independent.

The Board believes that the separated roles of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has three standing committees: Audit, Compensation and Investment. The Company has three informal committees: Executive, Digital Technology and Talent, Capabilities and Succession. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee

During fiscal 2020, the members of the Audit Committee were Messrs. Balousek (until his retirement effective at the end of the fiscal year on September 26, 2020) and Colligan (Chairman) and Ms. Springer. Mr. Dougher became a member of the Audit Committee upon his appointment as a director on September 27, 2020. The Company’s Board of Directors has determined that each of Messrs. Colligan and Dougher qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at ir.central.com/investors/governance/governance-documents. The Audit Committee held 11 meetings during fiscal 2020.

Compensation Committee

During fiscal 2020, the members of the Compensation Committee were Mr. Balousek (until his retirement effective at the end of the fiscal year on September 26, 2020) and Ms. Springer (Chairperson). Mr. Griffith joined the Compensation Committee on September 27, 2020. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at ir.central.com/investors/governance/governance-documents. The Compensation Committee held 18 meetings during fiscal 2020.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Investment Committee

The members of the Investment Committee, which was created in February 2017, are Messrs. Brown (Chairman), Edwards, Griffith, Pennington and Ranelli. The functions performed by the Investment Committee include:

•	oversight responsibility for determining how to deploy excess available equity and debt capital to maximize shareholder value;

•	recommending to the Board investments that it believes will achieve that goal including:

•	acquisitions outside our core business;

•	acquisitions with a purchase price in excess of $100 million;

•	stock repurchases;

•	investments in other public companies;

•	investments in bonds; and

•	other investments with appropriate risk, reward and returns; and

•	responsibility for organization, staffing and oversight of personnel – external and internal – who are engaged in the deployment of excess capital.

The Investment Committee held six meetings during fiscal 2020.

Digital Technology Committee

In August 2018, the Board created the Digital Technology Committee. Messrs. Cofer, Edwards and Metz serve as members. The function performed by the Digital Technology Committee is to bring continuing Board focus to the challenge and opportunities for the Company resulting from the development of eCommerce, digital and other technologies. The Digital Technology Committee held three formal meetings during fiscal 2020.

Talent, Capabilities & Succession Committee

In February 2019, the Board created the Succession Committee to identify (with the assistance of a leading executive search firm) a successor to the prior Chief Executive Officer. During fiscal 2020, the Board expanded the scope of the Succession Committee to create the Talent, Capabilities & Succession Committee to identify critical capability gaps and oversee and review plans to develop these skills; and oversee and review plans for senior leader succession and training. Messrs. Cofer, Griffith and Ranelli and Ms. Springer served as members. The Talent Capabilities & Succession Committee held three formal meetings during fiscal 2020.

Executive Committee

Our Executive Committee currently consists of Messrs. Brown, Cofer and Pennington. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter. The Executive Committee did not meet in fiscal 2020.

Compensation Committee Interlocks and Insider Participation

Mr. Balousek and Ms. Springer served as members of the Compensation Committee during fiscal 2020. They have no relationship with the Company other than as directors and stockholders. During fiscal 2020, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2020, there were 11 meetings of the Board of Directors. No members of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board, who were members at the time, attended the 2020 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies. The Board also monitors any specific enterprise risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to cyber-security.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company received directors’ fees consisting of $60,000 per year and $1,500 for each Board meeting attended in person. The chair of the Compensation Committee receives additional annual retainer fees of $15,000, the chair of the Audit Committee receives additional annual retainer fees of $20,000 and the lead independent director receives an additional retainer fee of $35,000. Directors who are not employees of the Company who attend meetings of any of the Company’s standing committees receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $70,000 (increased from $20,000, such increase effective as of the Annual Meeting) by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington receives similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation earned during fiscal 2020 by the Company’s directors, except Messrs. Cofer and Brown, whose compensation is reported below under Executive Compensation – Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Option Awards (1)(2)(3)($)	All Other Compen- sation($)		Total($)
John B. Balousek	147,500	20,022	53,175	—		220,697

Thomas J. Colligan	112,500	20,022	53,175	—		185,697

Michael J. Edwards	110,000	20,022	53,175	—		183,197

Michael J. Griffith	145,500	20,022	53,175	—		218,197

Christopher T. Metz	83,500	20,022	53,175	—		156,697

Brooks M. Pennington	89,500	20,022	53,175	134,230	(4)	297,127

John R. Ranelli	105,000	20,022	53,175	66,250	(5)	250,947

Mary Beth Springer	111,500	20,022	53,175	—		184,697

(1)

This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 24, 2020 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	In fiscal 2020, the grant date fair values were determined using the closing stock price of Class A Common Stock on the date of grant.

(3)

As of the end of fiscal 2020, Messrs. Balousek, Colligan, Edwards, Griffith, Metz, Pennington, and Ranelli and Ms. Springer held the following options to purchase shares of Class A Common Stock and shares of restricted stock:

	Options
	Vested	Unvested	Restricted Stock
John B. Balousek	12,544	7,088	—

Thomas J. Colligan	12,544	7,088	—

Michael J. Edwards	12,544	7,088	—

Michael J. Griffith	3,932	7,867	—

Christopher T. Metz	7,129	7,088	—

Brooks M. Pennington	12,544	7,088	—

John R. Ranelli	12,544	7,088	—

Mary Beth Springer	12,544	7,088	—

(4)

Brooks M. Pennington III is the Company’s Chairman and Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $118,308, the Company’s matching contributions under the Company’s 401(k) Plan of $3,549 and medical and life insurance premium payments of $12,373.

(5)	Consulting fees.

Director Stock Ownership Requirements and Claw Back Policy

In October 2020, the Board of Directors approved a minimum stock ownership requirement of $300,000 which would be required to be met within five years or, in the case of new directors, five years after election to the Board. In addition, the Board of Directors added a retention requirement that directors be required to hold 50% of net after-tax shares received from the vesting of equity awards and exercise of options until the minimum stock ownership guidelines are attained, and the following definition of ownership:

•	shares owned outright;

•	shares held in a 401(k) plan;

•	shares beneficially owned (e.g., in family trust);

•	unvested restricted stock/units subject only to service vesting criteria;

•	deferred shares; and

•	20% of the exercisable “in-the-money” value of stock options.

Director Nominations

Due to the fact that all directors generally participate in interviewing potential Board members, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. Our screening process generally involves successful completion of interviews with each Board member prior to any candidate being considered for nomination to the Board of Directors. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors. Mr. Dougher, who was appointed a director in September 2020 was recommended for consideration as a director by the retiring chair of the Audit Committee, Mr. Colligan. Ms. Chun was recommended for consideration as a director by search consultants retained by the Company. Mr. Myers was recommended for consideration as a director by the Company’s Chief Executive Officer, Mr. Cofer.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the

Annual Meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially own five percent or more of the Company’s voting stock.

PROPOSAL TWO

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 25, 2021. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 28, 2019	September 26, 2020
Audit fees	$3,346,212	$3,184,595
Audit-related fees	297,092	293,975
Tax fees	4,280	4,815
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 28, 2019 and September 26, 2020 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 28, 2019 were primarily related to assurance services supporting the Company’s adoption of ASC 842. The audit-related fees for the fiscal year ended on September 26, 2020 were primarily related to the Company’s debt offering and a statutory audit.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2019 and 2020.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at ir.central.com/investors/governance/governance-documents.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended September 26, 2020 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 1301, Communications With Audit Committees.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 26, 2020.

December 23, 2020	Audit Committee

THOMAS J. COLLIGAN, Chairman
BRENDAN P. DOUGHER
MARY BETH SPRINGER

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Fiscal 2020 was an extraordinary year for the Company. Net sales for fiscal 2020 increased 13.1% from fiscal 2019, and net income increased to $120.7 million, or $2.20 per share on a fully diluted basis, compared to net income in fiscal 2019 of $92.8 million, or $1.61 per share on a fully diluted basis.

The Company’s named executive officers for fiscal 2020 were: Timothy P. Cofer – Chief Executive Officer; Nicholas Lahanas – Chief Financial Officer; William E. Brown – Chairman of the Board; John Hanson – President of Pet Consumer Products; and George A. Yuhas – General Counsel and Secretary.

In fiscal 2020, the Compensation Committee’s actions for the named executive officers included:

•

Salary – Mr. Cofer’s initial salary was negotiated as part of his employment agreement in September 2019. The Committee approved increases in base salary of between 2.0% and 9.5% for our other named executive officers, including Messrs. Lahanas, Yuhas and Hanson. Mr. Brown did not receive an increase in base salary.

•

Bonus – Fiscal 2019 bonuses, which were determined in February 2020, ranging from $170,000 to $376,000 were paid to Messrs. Lahanas, Brown and Yuhas reflecting their contributions during that year. Mr. Hanson was not a named executive officer in fiscal 2019.

•	Equity awards – In fiscal 2020, the Committee granted stock options and restricted stock to the named executive officers. Highlights of equity awards made during fiscal 2020 include:

•	Mr. Cofer received two stock option grants (151,307 shares vesting over four years and 303,368 shares vesting over four years); and

•

Mr. Lahanas received a stock option grant for 21,053 shares with vesting over four years and a grant of restricted stock for 70,175 shares vesting over six years. Mr. Brown received a grant of restricted stock for 102,354 shares vesting over four years and a grant of restricted stock for 10,526 shares vesting over five years. Mr. Hanson received a stock option grant for 21,053 shares with vesting over four years and a grant of restricted stock for 21,060 shares vesting over five years. Mr. Yuhas received a stock option grant for 16,667 shares with vesting over four years.

•

Alignment with Stockholders. A significant portion (ranging from approximately 42% to 86% in fiscal 2020) of the executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executives’ compensation to both annual financial performance and long-term stock price performance and to align their interests with the interests of the Company’s stockholders.

The Committee discharges the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies for executive officers with the Company’s performance and stockholders’ interests. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Stockholders in February 2017, 63% of the shares voting recommended holding a say-on-pay-vote every three years. As a result, the Board determined to continue to hold a vote every three years, including at the 2020 Annual Meeting. Also, at the Annual Meeting of Stockholders in February 2020, approximately 93% of the shares voting approved the compensation paid to our named executives. Given the overwhelming stockholder support, the Committee determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve superior financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. The Committee considers annual bonus as a means of rewarding job performance and utilizes restricted stock and stock options as a means of linking executives’ long-term compensation to the Company’s long-term performance and as retention devices.

The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests and our experience to date supports that conviction.

Process

As described below, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to Mr. Cofer, the Company’s Chief Executive Officer, the Committee retained an independent compensation consulting firm, Pay Governance, as part of the process of finalizing the terms of his employment agreement and determining his initial salary, bonus potential and equity compensation. The Committee expects to continue to rely on advice from its independent compensation consultant with respect to future decisions regarding Mr. Cofer’s compensation, consistent with the terms of his employment agreement.

With respect to the compensation of Mr. Brown, the Company’s Chairman, the Committee retained Pay Governance as part of its process of determining his salary for fiscal 2016 given Mr. Brown’s transition to part-time employee status, while continuing to provide guidance on acquisitions and other areas that have significant strategic importance and potential impact on shareholder value. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chairman of the Board and the Chief Executive Officer and may consult with the Company’s Human Resources managers as part of its process of determining compensation. From time to time, the Chairman of the Board and the Chief Executive Officer may attend portions of meetings of the Committee, although they are not present during Committee deliberations regarding any aspect of their individual compensation nor do they vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee determines officers’ annual bonuses after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally attempts to grant bonuses or equity compensation to its officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee has periodically retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options or restricted stock grants, or both). The Committee views market competitive base salary and the annual bonus targets as essential for attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance over the long term.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interests of management and stockholders. In fiscal 2020, base salary, benefits and perquisites ranged from approximately 14% to 58% of each executive officer’s potential compensation, reflecting the importance that the Committee attached to performance-based bonuses and stock price appreciation.

When evaluating corporate performance, the Committee generally considers financial metrics such as net sales, organic sales, gross margin and earnings before interest and taxes, or EBIT, and also considers mergers and acquisition performance and performance against long and short-term strategic goals. When evaluating individual performance, the Committee also considers subjective factors such as the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, as well as numerous other criteria.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the overall performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company and achieve its business and strategic objectives.

Chief Executive Officer Compensation

After an extensive search, the Succession Committee of the Board of Directors of the Company (which included all of the members of the Compensation Committee) identified Mr. Cofer as its choice to recommend to the Board of Directors for election as the new Chief Executive Officer of the Company, replacing George Roeth who had announced his retirement effective on September 28, 2019 – the last day of the Company’s 2019 fiscal year. The choice was based, among other things, upon the assessment of the Succession Committee and the Board of Directors of Mr. Cofer’s leadership abilities, growth orientation, experience and fit with the Company.

At the time of the search, Mr. Cofer was employed by Mondelēz International, Inc. (“Mondelēz”) as Executive Vice President and Chief Growth Officer. Mr. Cofer had spent over 27 years at Mondelēz and its predecessor corporations. Mondelēz is a substantially bigger corporation than the Company and compensates its senior executives, such as Mr. Cofer, at levels which are consistent with market practice for large consumer products companies.

At Mondelēz, Mr. Cofer had received compensation in excess of the compensation which the Company has paid to its previous Chief Executive Officers. Mr. Cofer’s compensation in his last year at Mondelēz included base salary of $875,000, target bonus of 100% of base salary, equity grants in the form of performance units, and restricted stock and stock options with an aggregate value of $2,300,000, as well as participation in a defined benefit pension program.

Mr. Cofer informed the Company that if he were to leave Mondelēz he would forfeit much of his previously granted unvested performance units, restricted stock and stock options and give up an additional value which he would have been entitled to under the Mondelēz defined benefit pension program if he stayed at Mondelēz until age 55 rather than leaving at age 50. The cumulative value of these forfeitures was approximately $12,000,000.

The Committee’s negotiations with Mr. Cofer resulted in Mr. Cofer’s willingness to accept a compensation package, including the following elements of his fiscal year 2020 target compensation:

•	A salary of $975,000 which was the same as the salary Mr. Roeth received in fiscal 2019 and represents a $100,000 increase from Mr. Cofer’s salary at Mondelēz.

•	A target bonus percentage of 100% which was the same as the target bonus percentage of Mr. Roeth and of Mr. Cofer’s bonus percentage at Mondelēz.

•	Annual equity grants valued at $2,300,000 (equivalent to the amount of the annual grants he received at Mondelēz) consisting of stock options, restricted stock and/or performance units.

In addition, to encourage Mr. Cofer to join the Company as its Chief Executive Officer and replace some of the compensation he forfeited upon leaving his prior employer, as is common practice for such situations, the Committee agreed to a partial replacement of the unvested performance units, restricted stock and stock options granted by Mondelēz with a sign-on package consisting of a combination of the following:

•	A retention agreement providing for payments of $1,900,000 per year in cash or Company stock in each of 2021, 2022, 2023 and 2024 and bearing interest at 8% per year.

•	$1,100,000 of Black Scholes value of fair market value options to purchase Central Class A stock vesting 25% per year commencing on the first anniversary of the date of grant.

•	$1,000,000 cash signing bonus.

In addition, Mr. Cofer agreed to hold, commencing in two years, a number of shares of Central Garden stock equal to four times his annual salary.

The Compensation Committee consulted with Pay Governance, its independent executive compensation advisor, to get its perspective on the compensation package for Mr. Cofer. Pay Governance advised the

Compensation Committee that the aggregate pay level proposed for Mr. Cofer is consistent with broadly-acknowledged good governance practices and properly aligned with shareholder interests.

Throughout the negotiations the goal of the Compensation Committee was to structure a package which was compelling enough to attract Mr. Cofer and was also appropriate for the Company’s situation and aligned with shareholder interests.

The Compensation Committee approved the compensation package based on a number of factors including the following:

•	The conviction of the members of the Compensation Committee that Mr. Cofer was the ideal choice to be the next Chief Executive Officer of the Company.

•	The Compensation Committee’s belief that the magnitude of the compensation package was necessary to attract Mr. Cofer.

•	Mr. Cofer’s willingness to restructure his compensation arrangements in a way which is designed to align with and protect the interest of the Company and all shareholders.

•	The sign-on package was a one-time make-whole intended to replace compensation Mr. Cofer would forfeit by leaving his current employer.

•	The advice received from Pay Governance.

Based on the foregoing, the Compensation Committee unanimously approved and recommended to the Board of Directors, the proposed compensation package for Mr. Cofer, and the Board subsequently approved Mr. Cofer’s employment agreement.

Chairman Compensation

In addition to his role as Chairman of the Board, Mr. Brown is an employee of the Company who provides highly valuable services to the Company based on his experience as the founder of the Company and its former Chief Executive Officer. Mr. Brown does not receive the standard compensation provided by the Company to its non-employee directors. Instead, Mr. Brown receives compensation as an employee for all the services he provides to the Company.

During fiscal 2016, the Committee determined that an appropriate level of compensation for Mr. Brown would be $600,000 – consisting of an annual salary of $200,000, a target bonus of 50% of annual salary and an equity award with a value of $300,000. The Committee’s judgment was based in part on advice received from its independent compensation consultant, Pay Governance, and the Committee’s expectations regarding the significant contributions that Mr. Brown would make as an employee of the Company, including his role as a principal leader of the Company’s M&A initiative.

The Committee maintained the same compensation structure for Mr. Brown in fiscal 2017 and 2018, and except as described below in fiscal 2019 and fiscal 2020, in recognition of, among other things, his continuing role as a member of the Board (including as Chairman of the newly formed Investment Committee commencing in February 2018 and as Chairman of the Board of the Company commencing in September 2019, resuming the role which he had played prior to February 2018) and his role as an employee with principal responsibility for major M&A projects.

In December 2019, the Committee supplemented Mr. Brown’s compensation for fiscal 2019 with a one-time cash award to Mr. Brown of $300,000. The one-time award reflected the judgment of the Committee that the role played by Mr. Brown as an employee during fiscal 2019 warranted additional compensation in addition to Mr. Brown’s regular compensation package. In making this judgment, the Committee took into account both the success of the Chief Executive Officer search process and the very substantial time commitment made by Mr. Brown to the Chief Executive Officer search, the Chief Executive Officer transition and the Company’s M&A initiative.

In addition, in August 2020, the Committee made a one-time award to Mr. Brown in the form of non-qualified options to purchase 102,354 shares of Class A common stock, at an exercise price equal to the closing price of the Class A common stock on the date of grant, with vesting at the rate of 25% per year commencing on the first anniversary of the date of grant.

This award reflected advice received from Pay Governance, as well as the judgment of the Committee, that the role played by Mr. Brown as an employee, including the very substantial time commitment made by Mr. Brown to ensure the success of the Chief Executive Officer transition and his continuing to lead the Company’s M&A initiative, warranted compensation in addition to Mr. Brown’s regular compensation package. The award also reflected the judgment of the Committee that it would be desirable to provide an additional retention incentive to help assure the continued availability of Mr. Brown to help in future years with other areas of the business in which needs arise and in which he has unique expertise based on his experience as the founder of the Company and its former Chief Executive Officer. The decision of the Committee to utilize options, rather than cash bonus, reflected the Committee’s belief that this award would align Mr. Brown’s economic interests with those of the Company’s other stockholders because the options will only have value to Mr. Brown and be exercised if and to the extent that the Company’s stock price increases in the future thereby creating new value for all stockholders.

Salary

The Committee reviews the base salary of most executive officers each year and generally recommends a modest increase consistent with projected increases for companies nationwide. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. The following table sets forth the base salary for each of our named executive officers in fiscal 2019 and 2020.

	Base Salary
Executive Officer	Fiscal 2019	Fiscal 2020	Increase	% Change
Timothy P. Cofer	(1)	$975,000	(1)	(1)
Nicholas Lahanas	$450,000	$459,000	$9,000	2.0
William E. Brown	$200,000	$200,000	—	—
George A. Yuhas	$459,000	$468,180	$9,180	2.0
John Hanson (2)	(2)	$492,660	(2)	(2)

(1) Mr. Cofer was not an executive officer during fiscal 2019.

(2) Mr. Hanson was not an executive officer during fiscal 2019.

In fiscal 2020, Mr. Cofer’s base salary was $975,000. In addition, the Committee approved modest increases to the base salaries for Messrs. Lahanas, Yuhas and Hanson in fiscal 2020. Mr. Brown did not receive a salary increase.

Annual Bonus

The Committee determines the bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The Committee generally sets target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

The Committee uses a pre-determined formula based on actual performance against target EBIT, gross margin and net sales to make the initial calculation of an executive officer’s actual bonus compensation, but the Committee retains full discretion to determine annual bonuses up to and beyond or below the amount of such executive officer’s bonus potential for the year based on individual performance and other factors. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2019 Bonuses. In February 2020, the Committee determined bonuses for the named executive officers based on the Company’s performance in fiscal 2019. The following table sets forth the target bonus and actual bonus paid to the following named executive officers who were also named executive officers for fiscal 2019:

Executive Officer	% of Fiscal 2019 Base Salary		Bonus For
	Target	Actual	Fiscal 2019
Nicholas Lahanas	50%	38%	$170,000
William E. Brown	50%	188%	$376,000
George A. Yuhas	50%	38%	$175,000

In determining the amount of bonuses awarded to the named executive officers for fiscal 2019, the Committee considered the Company’s financial performance in fiscal 2019, their individual performance, and progress made during fiscal 2019 in implementing the Company’s strategic initiatives. Bonuses were awarded to Messrs. Brown, Lahanas and Yuhas based on the Company’s strong financial performance and for their individual efforts during fiscal 2019. Mr. Brown’s amount includes the special one-time bonus to recognize the role played by Mr. Brown as an employee during fiscal 2019, including the very substantial time commitment made by Mr. Brown to the Chief Executive Officer search, the Chief Executive Officer transition and the Company’s M&A initiative.

Fiscal 2020 Bonuses. The Committee has not yet determined the amount of bonuses to be paid to the named executive officers with respect to fiscal 2020. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2020:

Executive Officer	% of Fiscal 2020 Base Salary		Bonus For Fiscal 2020
	Target	Actual
Timothy P. Cofer	100%	(1)	(1)
Nicholas Lahanas	50%	(1)	(1)
William E. Brown	50%	(1)	(1)
George A. Yuhas	50%	(1)	(1)
John Hanson	50%	(1)	(1)

(1)	Annual bonuses to be determined.

The Company will report the fiscal 2020 bonus determinations in a Form 8-K once decisions are made.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined in the Committee’s full discretion after giving consideration to the officer’s performance over the prior fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

In October 2019, the Committee approved an initial grant of Class A common stock options for 151,307 shares to Mr. Cofer pursuant to the terms of his employment agreement. In February 2020, as part of the annual Company-wide grant, the Committee granted Class A common stock options for 303,368 shares to Mr. Cofer, 21,053 shares to Mr. Lahanas, 21,053 shares to Mr. Hanson and 16,667 shares to Mr. Yuhas.

In May 2020, the Board adopted a written policy providing that the annual Company-wide stock option grant will be made during a trading window open period. The date of the annual Company-wide stock option grant in any particular year will be determined by the Committee in its discretion based on the availability of management’s recommendations and such other information as it considers relevant. Absent unusual circumstances, the Committee expects to approve the annual grants at a meeting of the Committee to be held during the February or December open window periods. In fiscal 2020, the Committee chose February 10, 2020 as the date for the annual Company-wide stock option grant because it coincided with regularly scheduled Board and Committee meetings incident to the Annual Meeting of Stockholders and occurred during an open window period.

As discussed above under Chairman Compensation, in August 2020, the Committee made a one-time award to Mr. Brown in the form of non-qualified options to purchase 102,354 shares of Class A common stock. This award reflected advice received from Pay Governance, as well as the judgment of the Committee, that the role played by Mr. Brown as an employee, including the very substantial time commitment made by Mr. Brown to ensure the success of the Chief Executive Officer transition and his continuing to lead the Company’s M&A initiative, warranted compensation in addition to Mr. Brown’s regular compensation package.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with long-term equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment, for retention purposes and for other extraordinary contributions. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In October 2019, Mr. Hanson was granted 21,060 shares of restricted Class A common stock with a fair value of approximately $582,730 to recognize his expanded role. In February 2020, Mr. Lahanas was granted 70,175 shares of restricted Class A common stock with a fair value of approximately $2,000,000 to recognize his expanded role and increasing contributions to the Company. In February 2020, Mr. Brown was granted 10,526 shares of restricted Class A common stock with a fair value of approximately $300,000 in accordance with the compensation package approved in 2016.

Stock Ownership Requirements and Claw Back Policy

From October 14, 2021 until the expiration of his employment agreement, Mr. Cofer has agreed to hold capital stock of the Company with a value of not less than four times his annual salary. Restricted stock held by

Mr. Cofer shall be included in determining the value of the capital stock of the Company held by him regardless of whether such restricted stock is vested or unvested. Mr. Cofer is not required to purchase additional stock to achieve this holding requirement but may not sell any stock unless and until the holding requirement is met.

The Company does not have stock ownership requirements that apply to its other executive officers, except for Mr. Brown who is subject to the director stock ownership requirements . The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Restrictions on Transactions by Directors and Officers

The Company has adopted an Insider Trading Compliance Program (the “Insider Trading Program”) which provides guidelines with respect to transactions in the securities of the Company (the “Company Securities”) and the handling of confidential information about the Company and the companies with which the Company does business. Under the Insider Trading Program, persons subject to the policy may not engage in short sales of the Company Securities, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, or hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. The Company discourages placing standing orders on Company Securities. If a person subject to the Insider Trading Program determines that they must use a standing order, the order must be limited to a short duration and should otherwise comply with the restrictions and procedures in the Insider Trading Program. A standing order incorporated into a 10b5-1 plan is permitted.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, certain named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page [35]. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

The terms of these arrangements were set through individual negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions are intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not working for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for certain named executive officers.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2020. This report is provided by the following independent directors, who comprise the Compensation Committee:

December 23, 2020

MARY BETH SPRINGER, Chairperson

MICHAEL J. GRIFFITH

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 26, 2020.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1)($)	Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
Timothy P. Cofer	2020	900,000		(4)	—	3,393,865	148,253	4,442,117
President and Chief Executive Officer(5)

Nicholas Lahanas	2020	456,344		(4)	1,999,998	159,371	9,863	2,625,556
Chief Financial Officer	2019	447,692	170,000		799,995	161,566	10,747	1,590,000
	2018	387,308	225,000		—	143,240	3,701	759,249

William E. Brown	2020	200,000		(4)	299,991	999,999	18,662	1,818,652
Chairman	2019	200,000	376,000		299,989	—	17,041	893,030
	2018	200,000	90,000		299,986	—	14,592	604,578

George A. Yuhas	2020	465,461		(4)	—	126,169	35,543	627,173
General Counsel and Secretary	2019	456,369	175,000		—	121,148	32,036	784,553
	2018	448,092	191,000		—	122,780	26,898	788,770

John Hanson	2020	488,403		(4)	582,730	159,371	111,853	1,342,357
President Pet Division(6)

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)

This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 24, 2020 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2020 are detailed in the following table:

Description	Cofer	Lahanas	Brown	Yuhas	Hanson
Company matching contribution to 401(k) plan	$8,550	$8,550	$6,000	$8,550	$9,665
Medical and life insurance premiums	1,065	1,313	12,662	14,993	1,714
Car allowance or lease	12,650	—	—	12,000	12,000
Mobile device reimbursement	—	—	—	—	1,080
Medical reimbursement	34,360	—	—	—	17,500
Housing Allowance and Tax Gross Up	63,364	—	—	—	69,894
Financial planning allowance	28,264	—	—	—	—

Total	$148,253	$9,863	$18,662	$35,543	$111,853

(4)	Bonuses for fiscal 2020 have not yet been determined. The Company will file a Form 8-K under Item 5.02(f) to report the bonuses once the amounts have been determined.

(5)	Mr. Cofer became an executive officer in October 2019.

(6)	Mr. Hanson became an executive officer in February 2020.

Employment Agreement – Timothy P. Cofer

Effective October 14, 2019, the Company entered into an Employment Agreement with Timothy P. Cofer. This employment agreements provides that Mr. Cofer will receive an initial annual salary of $975,000. He is also eligible for an annual bonus, targeted at 100% of base compensation, subject to his and the Company’s performance. Mr. Cofer is also entitled to an annual equity grants valued at $2,300,000 consisting of stock options, restricted stock and/or performance units. In addition, Mr. Cofer is entitled to retention payments of $1,900,000 per year in cash or Company stock in each of 2021, 2022, 2023 and 2024 and bearing interest at 8% per year. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Cofer’s agreement at any time without cause upon 90 days’ written notice. If the Company terminates Mr. Cofer without cause, he will continue to receive his base salary and health insurance benefits for 12 months and will be entitled to continued vesting of previously granted stock options and restricted stock and performance units, subject to the execution of a general release of claims. Under the terms of a post-employment consulting agreement, Mr. Cofer will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Cofer will be entitled to receive, on a monthly basis, 10% of his base salary for such consulting services.

Employment Agreement – George Yuhas

On March 1, 2011, the Company entered into an Employment Agreement with George A. Yuhas. This employment agreement provides that Mr. Yuhas will receive an annual minimum salary of $380,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Yuhas’ agreement at any time without cause upon 24 months’ written notice. If the Company terminates Mr. Yuhas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits in lieu of giving 24 months’ notice.

Employment Agreement – John Hanson

Effective August 1, 2019, the Company entered into an Employment Agreement with John Hanson. This employment agreement provides that Mr. Hanson will receive an annual minimum salary of $450,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Hanson’s agreement at any time without cause upon 30 days’ written notice. If the Company terminates Mr. Hanson without cause, he will continue to receive his base salary and health insurance benefits for nine months and will be entitled to continued vesting of previously granted stock options and restricted stock, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Hanson 30 days’ additional salary and benefits in lieu of giving 30 days’ notice. Under the terms of a post-employment consulting agreement, Mr. Hanson will provide consulting services for two years (or until December 31, 2024, whichever is later) upon termination of his employment with the Company. For these services, Mr. Hanson will be entitled to receive, on a monthly basis, 10% of his base salary for such consulting services.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2020, which ended on September 26, 2020. The restricted stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table, to the extent that they did not fully vest prior to fiscal year end.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1)($)
		Threshold (# shares)	Target (# shares)	Maximum (# shares)
Timothy Cofer	10/14/19	—	—	—			151,307	(2)(3)	26.70	1,096,976
	2/10/20	—	—	—			303,368	(2)(4)	28.50	2,296,889
Nicholas Lahanas	2/10/20	—	—	—	70,175	(2)(5)	—		—	1,999,988
	2/10/20	—	—	—	—		21,053	(2)(4)	28.50	159,371
William E. Brown	2/10/20	—	—	—	10,526	(2)(6)	—		—	299,991
	8/11/20	—	—	—	—		102,354	(2)(7)	38.97	999,999
George A. Yuhas	2/10/20	—	—	—	—		16,667	(2)(4)	28.50	126,169
John Hanson	10/01/19	—	—	—	21,060	(2)(8)	—		—	582,730
	2/10/20	—	—	—	—		21,053	(2)(4)	28.50	159,371

(1)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 24, 2020 for the relevant assumptions used to determine the valuation of our stock awards.

(2)	Class A Common Stock.

(3)	The options vest in increments of 25% on each of October 14, 2020, 2021, 2022 and 2023.

(4)	The options vest in increments of 25% on each of February 10, 2021, 2022, 2023 and 2024.

(5)	The restricted stock vests in increments of 25% on each of February 13, 2023, 2024, 2025 and 2026.

(6)	The restricted stock vests in increments of one-third on each of February 10, 2023, 2024 and 2025.

(7)	The restricted stock vests in increments of 25% on each of August 11, 2021, 2022, 2023 and 2024.

(8)	The restricted stock vests in increments of one-third on each of October 1, 2022, 2023 and 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2020, which ended on September 26, 2020.

	Option Awards							Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price (1)($/ Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Timothy P. Cofer	—		151,307	(3)(4)	—	26.70	10/14/25	—		—	—	—
	—		303,368	(3)(5)	—	28.50	2/10/26	—		—	—	—
Nicholas Lahanas	9,000	(3)	—		—	13.82	1/29/22	—		—	—	—
	9,180	(3)	3,060	(3)(6)	—	30.94	1/20/23	—		—	—	—
	7,225	(3)	7,225	(3)(7)	—	36.70	1/19/24	—		—	—	—
	5,571		16,714	(3)(8)	—	27.20	2/13/25	—		—	—	—
	—		21,053	(3)(9)	—	28.50	2/10/26	—		—	—	—
	—		—		—	—	—	4,200	(3)(10)	143,766	—	—
	—		—		—	—	—	4,267	(3)(11)	146,059	—	—
	—		—		—	—	—	26,195	(3)(12)	896,655	—	—
	—		—		—	—	—	70,175	(3)(13)	2,402,090	—	—
William E. Brown	—		102,354	(3)(14)	—	38.97	8/11/26	—		—	—	—
	—		—		—	—	—	4,064	(3)(15)	139,111	—	—
	—		—		—	—	—	6,464	(3)(16)	221,263	—	—
	—		—		—	—	—	8,174	(3)(17)	279,796	—	—
	—		—		—	—	—	11,029	(3)(18)	377,523	—	—
								10,526	(3)(19)	360,305	—	—
George A. Yuhas	32,350	(3)	—		—	13.82	1/29/22	—		—	—	—
	11,018	(3)	3,673	(3)(6)	—	30.94	1/20/23	—		—	—	—
	6,193	(3)	6,193	(3)(5)	—	36.70	1/19/24	—		—	—	—
	4,177	(3)	12,533	(3)(8)	—	27.20	2/13/25	—		—	—	—
	—		16,667	(3)(9)	—	28.50	2/10/26	—		—	—	—
	—		—		—	—	—	4,300	(3)(20)	147,189	—	—
John Hanson	4,782	(3)	2,392	(3)(21)	—	27.88	2/12/25	—		—	—	—
	7,022	(3)	21,068	(3)(22)	—	21.37	8/4/25	—		—	—	—
	—		21,053	(3)(5)	—	28.50	2/10/26	—		—	—	—
	—		—		—	—	—	21,060	(3)(23)	720,884	—	—
	—		—		—	—	—	21,053	(3)(24)	720,644	—	—

(1)	All options were granted at the closing market price on the date of grant.

(2)	Market value was calculated based on the closing sale price of $34.23 per share for the Class A Common Stock on September 25, 2020, the last trading day in fiscal 2020.

(3)	Class A Common Stock.

(4)	The options vest in increments of 25% upon each of October 14, 2020, 2021, 2022 and 2023.

(5)	The options vest in increments of 25% upon each of February 10, 2021, 2022, 2023 and 2024.

(6)	The options vest on January 20, 2021.

(7)	The options vest in increments of 50% on each of January 19, 2021 and 2022.

(8)	The options vest in increments of one-third upon each of February 13, 2021, 2022 and 2023.

(9)	The options vest in increments of 25% upon each of February 10, 2021, 2022, 2023 and 2024.

(10)	The restricted stock vests in increments of 50% on each of March 7, 2021 and 2022.

(11)	The restricted stock vests in increments of 50% on each of May 16, 2021 and 2022.

(12)	The restricted stock vests in increments of one-third on each of December 4, 2021, 2022 and 2023.

(13)	The restricted stock vests in increments of 25% upon each of February 10, 2023, 2024, 2025 and 2026.

(14)	The options vest in increments of 25% upon each of August 11, 2021, 2022, 2023 and 2024.

(15)	The restricted stock vests on August 16, 2021.

(16)	The restricted stock vests in increments of 50% on each of January 20, 2021 and 2022.

(17)	The restricted stock vests in increments of one-third on each of January 19, 2021, 2022 and 2023.

(18)	The restricted stock vests in increments of one-third on each of February 13, 2022, 2023 and 2024.

(19)	The restricted stock vests in increments of one-third on each of February 10, 2023, 2024 and 2025.

(20)	The restricted stock vests in increments of 25% upon each of March 29, 2021, 2022, 2023 and 2024.

(21)	The options vest on August 12, 2021.

(22)	The options vest in increments of one-third upon each of August 4, 2021, 2022 and 2023.

(23)	The restricted stock vests in increments of one-third on each of August 4, 2022, 2023 and 2024.

(24)	The restricted stock vests in increments of one-third on each of October 1, 2022, 2023 and 2024.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2020, which ended on September 26, 2020.

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Timothy P. Cofer	—	—	—	—
Nicholas Lahanas	4,500	120,960	2,100	53,802
	—	—	2,133	70,453
William E. Brown	—	—	3,232	98,996
	—	—	4,064	158,415
George A. Yuhas	37,500	825,000	—	—
John Hanson	—	—	—	—

(1)	Company Class A Common Stock.

Nonqualified Deferred Compensation

None of the named executive officers participates in any non-qualified deferred compensation plan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 26, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,020,989	(1)	$28.46	14,422,777	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,020,989	(1)	$28.46	14,422,777	(2)

(1)

Includes 2,888,980 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 132,009 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)

Includes 4,458,492 shares of Common Stock and 9,210,310 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 109,728 shares of Common Stock and 644,247 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Some of our executive officers have employment agreements with us. Such employment agreements are terminable at any time. Under these agreements, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; and (h) death of the executive officer or incapacity of the executive officer exceeding four months.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 26, 2020, the last day of the Company’s 2020 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and are conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post- Employment Consulting Payments	Health and Employee Benefits	Guaranteed Bonus	Equity Vesting(1)	Total
Timothy Cofer	$975,000	$390,000	—	—	$2,877,640	$4,242,640
Nicholas Lahanas	—	—	—	—	—	—
William E. Brown	—	—	—	—	—	—
George A. Yuhas(2)	$351,135	$70,227	$11,245	—	—	$432,607
John Hanson(3)	—	$98,532	—	—	$1,848,525	$1,947,057

(1)

The value of restricted stock and options issued for which vesting would be extended in connection with a termination is calculated based on the closing sale prices on September 25, 2020, the last trading day in fiscal 2020 of $34.23 for Class A Common Stock.

(2)

The Company is required to provide Mr. Yuhas with 24 months’ notice before a termination without cause. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits, or approximately $966,346 in lieu of giving 24 months’ notice.

(3)

The Company is required to provide Mr. Hanson with 30 days’ notice before a termination without cause. At its option, the Company may pay Mr. Hanson 30 days’ additional salary and benefits, or approximately $42,656 in lieu of giving 30 days’ notice.

Timothy P. Cofer

Mr. Cofer is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 hours per month for 48 months after termination of employment with the Company. Mr. Cofer will receive approximately $8,125 per month (subject to changes in Mr. Cofer’s base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

George A. Yuhas

Mr. Yuhas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for one year after termination of employment with the Company. Mr. Yuhas will receive approximately $5,852 per month (subject to changes in Mr. Yuhas’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

John Hanson

Mr. Hanson is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for the two years after termination of employment with the Company (or until December 31, 2024, whichever is later). Mr. Hanson will receive approximately $4,106 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

CEO Pay Ratio

The annual total compensation of Mr. Cofer, our Chief Executive Officer, was $4,442,117 in fiscal 2020, as reflected in the Summary Compensation Table above. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding its Chief Executive Officer, was $39,205 for fiscal 2020. Accordingly, for fiscal 2020, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all our other employees (the “Pay Ratio”) was 113 to 1. Mr. Cofer’s annual total compensation does not include any annual bonus earned for fiscal 2020 as such bonus has not been determined as of the date of this proxy statement. If the target amount of Mr. Cofer’s bonus was included in his annual total compensation, then the Pay Ratio would have been 138 to 1.

To identify the median employee and the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that the Company used were as follows:

•	The Company selected September 26, 2020, which is within the last three months of fiscal year 2020, to identify its employee population.

•

As permitted by SEC rules, in identifying our employee population, the Company also excluded a total of 125 employees located in the following international jurisdictions representing in the aggregate less than 5% of its employee population as a whole: Canada (5 employees); Mexico (61 employees); and the United Kingdom (59 employees).

The employee population, prior to taking into consideration these exclusions, consisted of approximately 6,341 individuals. The employee population, after taking into consideration these exclusions, consisted of approximately 6,216 individuals.

•	To identify the median employee from its employee population, the Company selected total taxable cash compensation as the measure of compensation.

•	The Company then determined its median employee and calculated the annual total compensation of this employee for fiscal 2020 based on the Summary Compensation Table rules.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she does not participate in any discussion or approval of that interested transaction, except that the director is required to provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to confirm that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Except for transactions previously disclosed in the Company’s proxy statement for the annual meeting held on February 11, 2020, there were no related party transactions other than as disclosed below.

Diamond Fork

In 2014, the Company acquired a 50% ownership interests in two joint ventures (“CSA”), which have exclusive rights to a patented antimicrobial molecule for animal and EPA product uses. Diamond Fork Enterprises, LLC (“Diamond Fork”) licenses the rights from Brigham Young University (“BYU”) and sublicenses the rights to CSA. Diamond Fork is obligated to pay BYU minimum annual royalties and reimbursement for IP maintenance expenses. Under the sublicense agreement, Diamond Fork passes those expenses to CSA to the extent they relate to animal rights or EPA rights. In 2019, Mr. Brown, the Company’s Chairman, acquired 80% of the equity interest of Diamond Fork. During fiscal 2020, CSA reimbursed Diamond Fork for pass thru expenses in the amount of $374,505.

Brooks M. Pennington

Under an Employment and Non-Compete Agreement dated February 27, 1998, and subsequently modified and extended agreement, Mr. Pennington will continue to serve as Director of Special Projects for the Company through February 28, 2022; provided that the Company may terminate the agreement upon 90 days’ notice in which event Mr. Pennington will be entitled to receive 12 months’ severance. In this position, Mr. Pennington is expected to work a maximum of 500 hours per year for a base salary of $104,000 annually. In fiscal 2020, Wildlife Foods, LLC, a company owned by Mr. Pennington’s son-in-law, purchased the assets of Wildlife Foods LTD, LLC. A division of Pennington Seed, a subsidiary of the Company, purchased approximately $1,055,000 of feed products from Wildlife Foods, LLC, a company owned by Mr. Pennington’s son-in-law (which manufactures corn-based bird feed ingredients) during the fiscal year ended September 26, 2020.

Daniel P. Myers

Mr. Myers, a director nominee, provided consulting services to the Company from January 2020 through July 2020. The total amount paid for such services was $256,000.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 11, 2020.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
Timothy P. Cofer	—		—		57,826	(4)	*	*
Nicholas Lahanas	—		—		125,598	(5)	*	*
William E. Brown	1,610,459	(6)	1,388,592		2,271,946	(7)	9.6%	55.2%
George A. Yuhas	—		—		80,135	(8)	*	*
John Hanson	—		—		42,838		*	*

Directors and Nominees:
Courtnee Chun	—		—		—		*	*
Thomas J. Colligan	—		—		14,091	(9)	*	*
Brendan P. Dougher	—		—		202		*	*
Michael J. Edwards	—		2,930		14,509	(9)	*	*
Michael J. Griffith	—		—		6,698	(10)	*	*
Christopher T. Metz	—		—		8,552	(11)	*	*
Daniel P. Myers	—		—		—		*	*
Brooks M. Pennington III(12)	—		174,492	(13)	61,668	(14)	*	*
John R. Ranelli	—		7,439	(15)	15,620	(16)	*	*
Mary Beth Springer	—		—		14,806	(9)	*	*

All directors and executive officers as a group (15 persons)(17)	1,610,459		1,573,453		2,714,489		10.8%	56.0%

Five Percent Stockholders:
BlackRock, Inc.(18)	—		1,646,489		6,253,602		14.4%	7.4%
Dimensional Fund Advisors LP(19)	—		794,854		2,743,352		6.5%	3.6%
The Vanguard Group(20)	—		1,273,823		4,310,990		10.2%	5.7%
Wells Fargo & Company(21)	—		1,260,232		—		2.3%	5.7%
Eaton Vance Management(22)	—		896,438		—		1.6%	4.0%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597.

(2)

Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 11, 2020, there were 1,612,374 shares of Class B Stock, 11,336,358 shares of Common Stock and 41,902,412 shares of Class A Common Stock outstanding.

(3)

Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)

Includes 37,826 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(5)

Includes 6,672 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(6)	Includes 10,000 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(7)

Includes 240,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts.

(8)

Includes 59,230 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(9)

Includes 12,544 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(10)	Includes 5,517 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020.

(11)	Includes 7,129 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020.

(12)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(13)

Includes 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 7,604 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(14)

Includes 7,129 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020. Includes 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 15,208 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(15)	Includes 7,439 shares of Common Stock held in trust.

(16)

Includes 12,544 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020. Includes 3,076 shares of Class A Common Stock held in trust.

(17)	Includes 173,679 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 11, 2020.

(18)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 3, 2020 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 3, 2020.

(19)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 12, 2020 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 12, 2020.

(20)

The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, Pennsylvania. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 10, 2020 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 10, 2020.

(21)

The address of Wells Fargo & Co. is 420 Montgomery Street, San Francisco, California 94104. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on January 24, 2020.

(22)

The address of Eaton Vance Management is 2 International Place Boston, Massachusetts 02110. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 12, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.

Based solely on its review of forms filed with the SEC, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 29, 2019 to September 26, 2020 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with; provided, however, that Mr. Cofer filed the Form 4 related to transactions on December 3 and 4, 2019 on December 18, 2019. All of the referenced filings have now been made.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, is available at the Company’s website at ir.central.com/investors/governance/governance-documents.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the Annual Meeting. If other matters properly come before the Annual Meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2022 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August 25, 2021. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2022 which is not intended to be included in the Company’s proxy statement and form of proxy relating to that annual meeting, the stockholder should give appropriate notice no later than November 8, 2021. If the stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2022.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 23, 2020

By Order of the Board of Directors

George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY 1340 TREAT BOULEVARD, SUITE 600 WALNUT CREEK, CA 94597

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 8, 2021 for shares held directly and by 11:59 p.m. Eastern Time on February 4, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CENT2021

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 8, 2021 for shares held directly and by 11:59 p.m. Eastern Time on February 4, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D28388-P45365-Z78309 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL GARDEN & PET COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐
Nominees:
01) William E. Brown 07) Christopher T. Metz
02) Courtnee Chun 08) Daniel P. Myers
03) Timothy P. Cofer 09) Brooks M. Pennington III
04) Brendan P. Dougher 10) John R. Ranelli
05) Michael J. Edwards 11) M. Beth Springer
06) Michael J. Griffth
					For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 25, 2021.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2020 Annual Report and Stockholder Letter are available at www.proxyvote.com.

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D28389-P45365-Z78309

CENTRAL GARDEN & PET COMPANY

Annual Meeting of Stockholders

February 9, 2021 10:30 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William E. Brown and Timothy P. Cofer, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Stockholders to be held on February 9, 2021 at 10:30 a.m. Pacific Time or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

Continued and to be signed on reverse side